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                                   EXHIBIT 11

                                 MUTUAL RELEASE


           THIS MUTUAL RELEASE ("Release"), is entered into as of the 13th day of July 1999 by and between Alex Meruelo ("Meruelo"), La Pizza Loca, Inc., a California corporation ("La Pizza Loca"), Louis Habash ("Habash"), ASSI, Inc., a Nevada corporation owned and controlled by Habash ("ASSI") and Chicago Pizza & Brewery, Inc., a California corporation ("Chicago Pizza").

                                A G R E E M E N T

           WHEREAS, Meruelo and La Pizza Loca have agreed to sell their shares of Common Stock of Chicago Pizza to ASSI, and ASSI has agreed to purchase such shares; and

           WHEREAS, Meruelo and La Pizza Loca, on the one hand, and Habash, ASSI and Chicago Pizza, on the other hand, have previously been involved in litigation; and

           WHEREAS, in connection with Meruelo's and La Pizza Loca's sale of Common Stock of Chicago Pizza to ASSI, Meruelo and La Pizza Loca, on the one hand, and Habash, ASSI and Chicago Pizza, on the other hand, have agreed to release whatever claim each of such parties has against the other.

           NOW THEREFORE, in consideration of the promises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

           1. RELEASES BY MERUELO AND LA PIZZA LOCA. Meruelo and La Pizza Loca, and each of them, on behalf of themselves and their respective predecessors and successors in interest and each of their affiliated entities, hereby fully release and forever discharge Habash, ASSI and Chicago Pizza and each of their respective present and former officers, directors, trustees, attorneys, partners, employees, agents and representatives, and their predecessors and successors in interest, from and against any and all claims (including attorneys' fees and/or costs), actions, rights, demands, damages, costs, liabilities of any kind or nature, whether known or unknown, sounding in tort, contract or any statutory or other theory of liability which any of Meruelo and La Pizza Loca now has or has ever had or may hereafter have against Habash, ASSI and Chicago Pizza, based upon or in any way related to any facts and/or events which occurred prior to the effective date of this Agreement.

           2. RELEASE BY HABASH, ASSI AND CHICAGO PIZZA. Habash, ASSI and Chicago Pizza, and each of them, on behalf of themselves and their respective predecessors and successors in interest and each of their affiliated entities, hereby fully release and forever discharge Meruelo and La Pizza Loca and each of their respective present and former officers, directors, trustees, attorneys, partners, employees, agents and representatives, and their predecessors and successors in interest, from and against any and all claims (including attorneys' fees and/or costs), actions, rights, demands, damages, costs, liabilities of any kind or nature, whether known or unknown, sounding in tort, contract or any statutory or other theory of liability which any of Habash, ASSI and Chicago Pizza now has or has ever had or may hereafter have against Meruelo and La Pizza Loca, based upon or in any way related to any facts and/or events which occurred prior to the effective date of this Agreement.

           3. WAIVER OF UNKNOWN CLAIMS. Each of the parties to this Agreement is fully aware of the existence and import of, and expressly waives any and all rights that each has, or may have, under section 1542 of the California Civil Code, which provides as follows:


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                           "A general release does not extend to claims which
                           the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of the parties to this Agreement is fully aware of the existence and import of, and expressly waives any and all rights that each has or may have under any other state or federal statute or common law principle of similar effect.

           4. BENEFICIARIES OF RELEASES. To the extent that the foregoing releases run to the favor of persons or entities not signatories hereto, this Agreement is hereby declared to be made for each of their express benefits and uses.

           5. COVENANT NOT TO SUE; NO ASSIGNMENT. The parties hereby covenant and agree not to institute or continue any action or proceeding based on any of the claims which are intended to be released by this Agreement or otherwise referred to herein. Each of the parties further represents and warrants that such party has not assigned to any third party any of the claims which are intended to be released by this Agreement or otherwise referred to herein.

           6. FURTHER ASSURANCES. Each of the parties hereto agrees to execute and deliver such certificates and other documents and to take such other actions as may be reasonably requested by any of the other parties in order to facilitate the releases contemplated by this Agreement, including, without limitation, the execution and delivery by Meruelo and La Pizza Loca of such documents as may be necessary to dismiss, with prejudice, any action previously filed by Meruelo and/or La Pizza Loca relating to claims released pursuant to this Agreement.

           7. ATTORNEYS' FEES. In the event of any litigation with respect to the terms of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees from the non-prevailing party(ies).


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IN WITNESS WHEREOF, the parties have executed this Mutual Release as of the date and year first above written.

ALEX MERUELO                               LOUIS HABASH


  /s/ ALEX MERUELO                           /s/ LOUIS HABASH
-------------------                        -------------------
LA PIZZA LOCA, INC.                        ASSI, INC.

By:   /s/ ALEX MERUELO                      By:   /s/ LOUIS HABASH
     -----------------------                     -----------------------
     Alex Meruelo, President                     Louis Habash, President


                                    CHICAGO PIZZA & BREWERY, INC.

                                    By:  /s/ ERNEST KLINGER
                                         -------------------------------------
                                         Ernest Klinger, President


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